Exhibit 99.1

UTSTARCOM Q3 2003 FINANCIAL RESULTS:  COMPANY
DELIVERS 15th QUARTER OF RECORD REVENUES AND
EARNINGS

120 Percent Year-Over-Year and 44 Percent Sequential Revenue Growth; Positive Cash Flow From Operations and Improved Balance Sheet Metrics Mark the Best Quarter in the Company’s History

Company Once Again Brings Up Full-Year 2003 Guidance and Gives First Time Guidance for 2004

ALAMEDA, Calif., Oct. 23, 2003 – UTStarcom, Inc. (Nasdaq: UTSI), a leading global provider of wireless and wireline access and IP switching solutions, today reported record revenues and earnings for its third quarter ended September 30, 2003. UTStarcom will conduct a conference call today, Thursday, October 23, 2003 at 1:30 p.m. PDT to discuss these results. (Please see Conference Call section below for dial-in numbers.)

“Once again UTStarcom has delivered excellent results in the quarter due to the strength in our core PAS business and record handset revenues,” said Hong Lu, chief executive officer of UTStarcom. “In addition, our product leadership in IP-DSLAM, softswitch, media gateways, and CDMA/PDSN makes us well positioned to take full advantage of worldwide market opportunities over the long-term with a strong pipeline of innovations in IP broadband and 3G wireless technologies.”

Net sales for the third quarter of 2003 increased to $584.4 million, a sequential increase of 44 percent over the $405.8 million in net sales reported in the previous quarter and a 120 percent increase over the $265.5 million in net sales reported in the third quarter of 2003.

Net income for the third quarter of 2003 increased 92 percent year-over-year to $59.1 million, or $0.46 per share, compared to net income of $30.8 million, or $0.27 per share, for the second quarter of 2002.

“We are extremely proud of our consistent financial performance of exceeding guidance for 15 consecutive quarters,” said Mike Sophie, CFO of UTStarcom Inc. “We are especially delighted with our positive cash flow from operations of $163 million for the quarter.  This shows that we can grow our company very successfully in strategic markets, and can also efficiently manage that growth to optimize our financial visibility and strength.”

2003 Guidance:

Q4 Revenues:

•                  Revenues for the fourth quarter will be in the $635-$640 million range.

Q4 GAAP EPS:

•                  GAAP earnings per share for the fourth quarter is targeted at $0.50.

FY 2003 Revenues:

•                  Full-Year 2003 revenues will be in the range of $1.96-$1.97 billion.

FY 2003 GAAP EPS

•                  GAAP earnings per share for the full-year 2003 will range from $1.61-$1.62.

2004 Guidance:

Q1 Revenues:

•                  Revenues for the first quarter will be in the $570-$580 million range. With 6%-8% anticipated sequential increase targeted each quarter for the balance of the year.

Q1 GAAP EPS:

•                  GAAP earnings per share guidance for the first quarter will range from $0.35-$0.36.

FY 2004 Revenues:

•                  Full-Year 2004 revenues will be in the range of $2.4-$2.5 billion.

FY 2004 GAAP EPS

•                  Full-Year 2004 GAAP earnings per share will range from $1.92-$1.95.

Key Highlights for Q3 2003

Stellar Financial Performance

•                  Record quarterly revenues of $584.4 million, 120 percent year-over-year and 44 percent sequential growth

•                  GAAP EPS $0.46, 69 percent year-over-year and 38 percent sequential growth

•                  Announced more than $275 million in contracts in the third quarter

•                  Logged 15th consecutive quarter exceeding guidance for revenues and EPS since March 2000 IPO

•                  Generated $163 million in positive cash-flow from operations for the quarter

•                  Record low DSO’s (Day Sales Outstanding) 48 days

Global Leadership

•                  In China, the number of subscribers on UTStarcom’s PAS networks reached 16.7 million at the end of Q3 and total PAS subscribers in China are expected to be approximately 30 million by the end of 2003.

•                  PAS handset shipments were approximately 5 million units in third quarter, a record high for the company

•                  Subscriber base for Yahoo! BB in Japan continues to grow, with more than 3.2 million people subscribed for broadband service and approximately three million for the BB Phone service. BB Phone presently has the largest number of users among domestic IP telephone service providers in Japan

Strategic International Expansion

•                  Announced strategic partnership with NEC to provide broadband solutions in Brazil

•                  Deployed IP-based PAS solution with Asia Wireless Communications in Bangkok, Thailand

•                  Signed first contract in Africa with Sotelma in Mali for iPAS

Sustained Market Strength

•                  #1 in worldwide Softswitch market for Q2 2003 (Infonetics Research)

•                  #1 in worldwide PAS market with more than 17.5 million users worldwide,

continue to hold 60 percent market share in China

•                  #2 in worldwide DSLAM market for Q2 2003 (Infonetics Research, Synergy Research Group)

•                  #1 in worldwide IP-DSLAM market with a 62 percent market share for Q2 2003 (Infonetics Research)

•                  #1 in worldwide ports shipped, Q2 2003, Media Gateways (Infonetics Research)

Conference Call

The company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. (PDT) today, October 23. The conference call dial-in numbers are as follows:  United States – 888-398-3046; International – 706-634-2492.

A replay of the call will be available from approximately 5:00 p.m. (PDT) on October 23, 2003 to 11:59 p.m. (PDT) on October 30, 2003. The conference call replay numbers are as follows: United States – 800-642-1687; International – 706-645-9291. The Access Code is 1346388.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: http://www.utstar.com

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

Founded in 1991 and headquartered in Alameda, California, UTStarcom is a leading global provider of wireless and wireline access and IP switching solutions.  The company designs, manufactures, sells, and installs an integrated suite of future-ready access network and next-generation switching solutions. The Company enables wireless and wireline operators in fast-growth markets worldwide to offer voice, data, and Internet access services rapidly and cost effectively.

UTStarcom’s products provide a seamless migration from wireline to wireless, from narrowband to broadband, and from circuit- to packet-based networks by employing “Next Generation Network Technology. Now.” The company’s customers include public telecommunications service providers that operate wireless and wireline voice and data networks in rapidly growing communications markets around the world.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding continued strength of the Company’s business in China and in international markets as well as across product lines, the Company’s ability to replicate its success in China in international markets, the guidance given for anticipated revenue and earnings per share for the fourth quarter and full-year of 2003, as well as the first quarter and full-year 2004.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, particularly in China, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, particularly in China. The Company also refers readers to the risk factors identified in its latest Registration Statement on Form S-3, its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

Company Contacts

Michael J. Sophie

Vice President of Finance, CFO

510-749-1510

Chesha E. Kamieniecki

Investor Relations Manager

510-749-1560

Press Contact

Stephanie Gallagher

Engage PR

510-748-8200, ext. 213

stephanie@engagepr.com

###

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Net sales	$584,382	$265,513	$1,320,736	$680,711

Cost of sales	398,280	172,696	884,445	436,340
Gross profit	186,102	92,817	436,291	244,371

Operating expenses:
Selling, general and administrative	57,371	28,582	129,917	81,788
Research and development	44,723	22,958	107,613	63,525
In process research and development	161	—	10,809	670
Amortization of intangible assets	3,081	631	5,259	1,764
Total operating expenses	105,336	52,171	253,598	147,747

Operating income	80,766	40,646	182,693	96,624

Interest and other income (expenses)	(306)	(2,066)	2,827	(1,724)
Equity in loss of affiliated companies	(1,560)	(145)	(4,280)	(944)
Income before income taxes and minority interest	78,900	38,435	181,240	93,956
Income tax expense	19,725	7,686	45,310	18,790
Minority interest in earnings of consolidated subsidiaries	(35)	—	(35)	(1,156)

Net income	$59,140	$30,749	$135,895	$74,010

Basic earnings per share	$0.58	$0.28	$1.31	$0.67

Diluted earnings per share	$0.46	$0.27	$1.08	$0.64

Weighted average shares used in per-share calculation:
• Basic	102,814	109,776	103,607	110,459
• Diluted	131,914	113,508	127,532	115,716

	Three months ended		Nine months ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

1. The above unaudited financial statements include the following non-cash expenses:
Cost of Sales	$2	$4	$7	$17
Selling, general and administrative	39	261	225	1,052
Research and development	121	231	3,005	1,286
Total stock compensation expense	$162	$496	$3,237	$2,355

Amortization of intangible assets	$3,081	$631	$5,259	$1,764

In-process research and development	$161	$—	$10,809	$670

Impairment in investment portfolio	$157	$1,734	$380	$2,824

2. Earnings per share

Basic earnings per share
Income available to common stockholders	$59,140	$30,749	$135,895	$74,010

Effect of Dilutive Securities
7/8% Convertible Subordinated Notes	1,098	—	2,473	—

Diluted earnings per share
Income available to common stockholders + assumed conversions	$60,238	$30,749	$138,368	$74,010

UTStarcom, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investment	$441,367	$339,249
Accounts receivable, net	313,686	222,050
Inventories, net	979,810	424,666
Prepaid expenses	176,464	47,220
Other current assets	100,365	74,187
Total current assets	2,011,692	1,107,372
Property, plant and equipment, net	156,061	98,511
Long-term investments	22,818	35,360
Goodwill and intangible assets, net	148,422	49,820
Other long term assets	38,081	14,489
Total assets	$2,377,074	$1,305,552

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$402,037	$256,980
Debt	23,390	—
Income taxes payable	24,315	13,003
Deferred revenue	544,659	164,247
Other	186,607	104,927
Total current liabilities	1,181,008	539,157
Long-term debt	402,500	—
Minority interest in consolidated subsidiaries	519	—
Total liabilities	1,584,027	539,157

Stockholders’ equity:
Common stock	130	135
Additional paid-in capital	637,930	658,546
Deferred stock compensation	(8,916)	(11,766)
Retained earnings	163,422	120,520
Receivable from stockholders	(254)	(282)
Other comprehensive income (loss)	735	(758)
Total stockholders’ equity	793,047	766,395

Total liabilities and stockholders’ equity	$2,377,074	$1,305,552

	September 30, 2003	December 31, 2002
	(unaudited)
Inventories are made up of the following:

Inventories at factories	$273,737	$132,735
Inventories at customer locations	706,073	291,931

	$979,810	$424,666